Exhibit 99.1

FINANCIAL NEWS

SANMINA REPORTS FIRST QUARTER FISCAL 2013 RESULTS

San Jose, CA — January 28, 2013.  Sanmina Corporation (“Sanmina” or the “Company”) (NASDAQ GS: SANM), a leading integrated manufacturing solutions company, today reported financial results for the first fiscal quarter ended December 29, 2012.

First Quarter Fiscal 2013 Summary

•            Revenue of $1.49 billion

•            GAAP (1) operating margin of 2.1 percent

•            GAAP (1) diluted earnings per share of $0.01

•            Non-GAAP (2) operating margin of 2.8 percent

•            Non-GAAP (2) diluted earnings per share of $0.29

Revenue for the first quarter was $1.49 billion, compared to $1.58 billion in the prior quarter and $1.50 billion for the same period of fiscal 2012.

GAAP operating income in the first quarter was $31.5 million or 2.1 percent of revenue, compared to $39.7 million or 2.6 percent of revenue for the same period ended December 31, 2011.  GAAP net income in the first quarter was $621 thousand, compared to $8.6 million for the same period a year ago.  GAAP diluted earnings per share for the quarter were $0.01, compared to $0.10 in the first quarter of fiscal 2012.

Non-GAAP operating income in the first quarter was $41.4 million or 2.8 percent of revenue, compared to $49.9 million or 3.3 percent of revenue in the first quarter fiscal 2012.  Non-GAAP net income in the first quarter was $24.2 million, compared to $22.8 million in the same period a year ago.  Non-GAAP diluted earnings per share were $0.29, compared to $0.28 for the same period a year ago.

Cash and cash equivalents for the quarter ended December 29, 2012 were $490.7 million.  Cash flow from operations was $97.1 million for the quarter.  Inventory turns were 6.9x.  Cash cycle days were 51.7 days.

“First quarter revenue and EPS were below expectations due to weak demand across most of our market segments,” stated Jure Sola, Chairman and Chief Executive Officer of Sanmina Corporation.  “Our second quarter guidance reflects seasonality along with continued uncertainty in the macro-environment.  Based on the pipeline of new business opportunities and the ramping of new programs in fiscal 2013, we should see improvements in the second half of the year.”

“I am pleased with our balance sheet performance.  We delivered another quarter of solid cash flow affording us the opportunity to redeem the remaining $257 million of the 2014 Notes in the second quarter.  Redemption of these Notes is paramount to our financial flexibility,” concluded Sola.

Company Completes Partial Redemption of Senior Floating Rate Notes Due 2014

On January 9, 2013 the Company completed the redemption of $100 million in aggregate principal amount of its Senior Floating Rate Notes due in 2014 (the “Notes”) using existing cash.  This follows the Company’s call for redemption of the Notes previously announced on December 10, 2012.

Company Calls for Full Redemption of Senior Floating Rate Notes Due 2014

The Company also announced today that it is calling for redemption on February 27, 2013 all of the remaining outstanding principal amount of the Notes.  The aggregate principal amount of the Notes currently outstanding is $157.4 million.  The CUSIP number for the Notes being called for redemption is 800907 AN7.  Upon redemption, holders of the Notes being redeemed will receive $1,000 per $1,000 principal amount of Notes, plus accrued and unpaid interest on the Notes being redeemed to, but excluding, the redemption date.

The redemption is anticipated to be funded through existing cash and borrowings under the Company’s credit facility.

A Notice of Redemption is being mailed to all registered holders of the Notes.  Copies of the Notice of Redemption may be obtained from U.S. Bank National Association, the Paying Agent, by calling (800) 934-6802.

Second Quarter Fiscal 2013 Outlook

The following forecast is for the second fiscal quarter ending March 30, 2013.  These statements are forward-looking and actual results may differ materially.

•                  Revenue between $1.40 billion to $1.45 billion

•                  Non-GAAP diluted earnings per share between $0.26 to $0.32

Company Conference Call Information

Sanmina will hold a conference call regarding results for the first quarter fiscal year 2013 on Monday, January 28, 2013 at 5:00 p.m. ET (2:00 p.m. PT).  The access numbers are: domestic 877-273-6760 and international 706-634-6605.  The conference will also be broadcast live over the Internet.  You can log on to the live webcast at www.sanmina.com.  Additional information in the form of a slide presentation is available by logging onto Sanmina’s website at www.sanmina.com.  A replay of the conference call will be available for 48-hours.  The access numbers are: domestic 855-859-2056 and international 404-537-3406, access code is 89523371.

(1) Today a distressed customer filed for bankruptcy protection in the U.S. We have approximately $2 million of exposure related to this customer. We are currently evaluating this new development and it is possible that additional reserves may need to be established prior to our filing of our quarterly report on Form 10-Q. Therefore, it is possible that our GAAP financial results may change from those presented today.

(2)    In the commentary set forth above and/or in the financial statements included in this earnings release, we present the following non-GAAP financial measures:  operating income, operating margin, net income and diluted earnings per share.  In computing each of these non-GAAP financial measures, we exclude charges or gains relating to: stock-based compensation expenses, restructuring costs (including employee severance and benefits costs and charges related to excess facilities and assets), acquisition and integration costs (consisting of costs associated with the acquisition and integration of acquired businesses into our operations), impairment charges for goodwill and other assets, amortization expense and other infrequent or unusual items (including charges associated with distressed customers, litigation settlements, gains and losses on sales of assets and redemptions of debt and discrete tax events), to the extent material or which we consider to be of a non-operational nature in the applicable period.   See Schedule 1 below for more information regarding our use of non-GAAP financial measures, including the economic substance behind each exclusion, the manner in which management uses non-GAAP measures to conduct and evaluate the business, the material limitations associated with using such measures and the manner in which management compensates for such limitations. A reconciliation from GAAP to non-GAAP results is included in the financial statements contained in this release and is also available on the Investor Relations section of our website at www.sanmina.com.  Sanmina provides second quarter fiscal 2013 outlook only on a non-GAAP basis due to the inherent uncertainties associated with forecasting the timing and amount of acquisitions, restructuring activities, asset impairments and other unusual and infrequent items.

About Sanmina

Sanmina Corporation is a leading integrated manufacturing solutions provider serving the fastest-growing segments of the global Electronics Manufacturing Services (EMS) market. Recognized as a technology leader, Sanmina provides end-to-end manufacturing solutions, delivering superior quality and support to OEMs primarily in the communications, defense and aerospace, industrial and semiconductor systems, medical, multimedia, computing and storage, automotive and clean technology sectors. Sanmina has facilities strategically located in key regions throughout the world. More information regarding the company is available at www.sanmina.com.

Sanmina Safe Harbor Statement

Certain statements contained in this press release, including the Company’s expectations for business improvement for the second half of the year and outlook for future revenue and non-GAAP earnings per share, constitute forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in these statements as a result of a number of factors, including a deterioration in the markets for the Company’s customers’ products; inability of customers to pay for the Company’s products due to bankruptcy filings or otherwise, which could reduce the Company’s revenues, margins and net income; reduction or cancelation of customer orders that would reduce revenues, margins and net income ;  the sufficiency of the Company’s cash position and other sources of liquidity to operate and expand its business; an increase in short-term interest rates that would increase the Company’s interest expense; component shortages, which could result in production delays or increases in manufacturing costs; competition negatively impacting the Company’s revenues and margins; the need to adopt future restructuring plans as a result of changes in the Company’s business, which would increase the Company’s costs and decrease its net income; and the other factors set forth in the Company’s annual and quarterly reports filed with the Securities Exchange Commission (“SEC”).

The Company is under no obligation to (and expressly disclaims any such obligation to) update or alter any of the forward-looking statements made in this earnings release, the conference call or the Investor Relations section of our website whether as a result of new information, future events or otherwise, unless otherwise required by law.

Sanmina Contact

Paige Bombino

Director, Investor Relations

408-964-3610

SANMF

Press Release Financials	SANMINA
2700 North First Street
San Jose, CA 95134
Tel: 408-964-3610

Condensed Consolidated Balance Sheets

(In thousands)

(GAAP)

	December 29,	September 29,
	2012	2012
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$490,693	$409,618
Accounts receivable, net	897,069	1,001,543
Inventories	779,859	826,539
Prepaid expenses and other current assets	81,140	88,599
Total current assets	2,248,761	2,326,299

Property, plant and equipment, net	563,065	569,365
Other	267,526	272,122
Total assets	$3,079,352	$3,167,786

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$834,307	$937,737
Accrued liabilities	100,386	104,741
Accrued payroll and related benefits	113,949	117,074
Short-term debt	162,641	59,995
Total current liabilities	1,211,283	1,219,547

Long-term liabilities:
Long-term debt	734,929	837,364
Other	146,794	147,094
Total long-term liabilities	881,723	984,458

Total stockholders’ equity	986,346	963,781
Total liabilities and stockholders’ equity	$3,079,352	$3,167,786

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(GAAP)

(Unaudited)

	Three Months Ended
	Dec. 29,	Dec. 31,
	2012	2011

Net sales	$1,494,945	$1,502,366
Cost of sales	1,398,017	1,393,341
Gross profit	96,928	109,025

Operating expenses:
Selling, general and administrative	59,868	59,141
Research and development	5,395	4,133
Amortization of intangible assets	474	956
Restructuring and integration costs	3,947	4,054
Asset impairments	—	1,053
Gain on sale of long-lived asset	(4,218)	—
Total operating expenses	65,466	69,337

Operating income	31,462	39,688

Interest income	198	284
Interest expense	(13,084)	(21,863)
Other expense, net	(14,922)	(1,518)
Interest and other, net	(27,808)	(23,097)

Income before income taxes	3,654	16,591

Provision for income taxes	3,033	8,016

Net income	$621	$8,575

Basic net income per share	$0.01	$0.11
Diluted net income per share	$0.01	$0.10

Weighted-average shares used in computing per share amounts:
Basic	81,920	80,833
Diluted	84,011	82,668

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	Dec. 29,	Sep. 29,	Dec. 31,
	2012	2012	2011

GAAP Gross Profit	$96,928	$115,157	$109,025
GAAP gross margin	6.5%	7.3%	7.3%
Adjustments
Stock compensation expense (1)	1,340	1,908	907
Amortization of intangible assets	—	—	104
Distressed customer charges (2)	3,020	—	—
Non-GAAP Gross Profit	$101,288	$117,065	$110,036
Non-GAAP gross margin	6.8%	7.4%	7.3%

GAAP Operating Income	$31,462	$32,200	$39,688
GAAP operating margin	2.1%	2.0%	2.6%
Adjustments
Stock compensation expense (1)	4,666	4,879	4,064
Amortization of intangible assets	474	672	1,060
Distressed customer charges (2)	5,091	—	—
Restructuring, acquisition and integration costs	3,947	17,899	4,054
Gain on sales of long-lived assets	(4,218)	—	—
Asset impairment	—	313	1,053
Non-GAAP Operating Income	$41,422	$55,963	$49,919
Non-GAAP operating margin	2.8%	3.5%	3.3%

GAAP Net Income	$621	$164,150	$8,575

Adjustments:
Operating income adjustments (see above)	9,960	23,763	10,231
Loss on repurchase of debt (3)	—	6,240	—
Loss on dedesignation of interest rate swap (4)	14,903	—	—
Nonrecurring tax items	(1,245)	(156,114)	3,993
Non-GAAP Net Income	$24,239	$38,039	$22,799

GAAP Net Income Per Share:
Basic	$0.01	$2.01	$0.11
Diluted	$0.01	$1.96	$0.10

Non-GAAP Net Income Per Share:
Basic	$0.30	$0.47	$0.28
Diluted	$0.29	$0.46	$0.28

Weighted-average shares used in computing per share amounts:
Basic	81,920	81,578	80,833
Diluted	84,011	83,556	82,668

(1)                                 Stock compensation expense was as follows:

	Three Months Ended
	Dec. 29,	Sep. 29,	Dec. 31,
	2012	2012	2011

Cost of sales	$1,340	$1,908	$907
Selling, general and administrative	3,295	2,921	3,130
Research and development	31	50	27
Stock compensation expense - total company	$4,666	$4,879	$4,064

(2)                                 Relates to inventory and bad debt reserves / recoveries associated with distressed customers.

(3)                                 Represents a loss, including write-off of unamortized debt issuance costs, on debt redeemed or repurchased prior to maturity.

(4)                                 Represents a non-cash loss resulting from dedesignation of an interest rate swap.

Schedule I

The commentary above includes non-GAAP measures of operating income, operating margin, net income and earnings per share.  Management excludes from these measures stock-based compensation, restructuring, acquisition and integration expenses, impairment charges, amortization charges and other infrequent items,  to the extent material or which we consider to be of a non-operational nature in the applicable period, and as more fully described below.

Management excludes these items principally because such charges are not directly related to the Company’s ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of Company’s operations, both internally and externally, (2) guide management in assessing performance of the business, internally allocating resources and making decisions in furtherance of Company’s strategic plan, (3) provide investors with a better understanding of how management plans and measures the business and (4) provide investors with a better understanding of the ongoing, core business. The material limitations to management’s approach include the fact that the charges and expenses excluded are nonetheless charges required to be recognized under GAAP. Management compensates for these limitations primarily by using GAAP results to obtain a complete picture of the Company’s performance and by including a reconciliation of non-GAAP results back to GAAP in its earnings releases.

Additional information regarding the economic substance of each exclusion, management’s use of the resultant non-GAAP measures, the material limitations of management’s approach and management’s methods for compensating for such limitations is provided below.

Stock-based Compensation Expense, which consists of non-cash charges for the estimated fair value of stock options and unvested restricted stock units granted to employees, is excluded in order to permit more meaningful period-to-period comparisons of the Company’s results since the Company grants different amounts and value of stock options in each quarter. In addition, given the fact that competitors grant different amounts and types of equity award and may use different option valuation assumptions, excluding stock-based compensation permits more accurate comparisons of the Company’s core results with those of its competitors.

Restructuring, Acquisition and Integration Expenses, which consist of severance, lease termination, exit costs and other charges primarily related to closing and consolidating manufacturing facilities and those associated with the acquisition and integration of acquired businesses, are excluded because such charges (1) can be driven by the timing of acquisitions which are difficult to predict, (2) are not directly related to ongoing business results and (3) do not reflect expected future operating expenses. In addition, given the fact that the Company’s competitors complete acquisitions and adopt restructuring plans at different times and in different amounts than the Company, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors. Items excluded by the Company may be different from those excluded by the Company’s competitors and restructuring and integration expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Therefore, management also reviews GAAP results including these amounts.

Impairment Charges, which consist of non-cash charges, are excluded because such charges are non-recurring and do not reduce the Company’s liquidity. In addition, given the fact that the Company’s competitors may record impairment charges at different times, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors.

Amortization Charges, which consist of non-cash charges impacted by the timing and magnitude of acquisitions of businesses or assets, are also excluded because such charges do not reduce the Company’s liquidity. In addition, such charges can be driven by the timing of acquisitions, which is difficult to predict. Excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors because the Company’s competitors complete acquisitions at different times and for different amounts than the Company.

Other Items, which consist of other infrequent or unusual items (including charges associated with distressed  customers, litigation settlements, gains and losses on sales of assets and redemptions of debt and discrete tax events), to the extent material or non-operational in nature, are excluded because such items are typically non-recurring, difficult to predict or  not directly related to the Company’s ongoing core operations. However, items excluded by the Company may be different from those excluded by the Company’s competitors. In addition, these expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Management compensates for these limitations by reviewing GAAP results including these amounts.